EXHIBIT 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
ADVOCAT ANNOUNCES RESTRUCTURING OF CONVERTIBLE PREFERRED STOCK AND
AMENDMENT AND RENEWAL OF MASTER LEASE AGREEMENT

Lessor to Provide $5 million in Additional Capital to Fund Renovations
BRENTWOOD, Tenn. (October 24, 2006) — Advocat (NASDAQ: AVCA), which provides long term care services to nursing home patients, today announced that it has entered into an agreement to restructure its Series B Redeemable Convertible Preferred Stock held by Omega Healthcare Investors (together with its subsidiaries, “Omega”), a publicly owned REIT, eliminating the option of Omega to convert the Preferred Stock into shares of Advocat common stock. Advocat and Omega also agreed to extend the term of its lease covering 29 nursing centers it currently leases from Sterling Acquisition Corp., a wholly-owned subsidiary of Omega.
In addition, Omega agreed to provide up to $5 million to fund capital improvements made to certain nursing centers by June 30, 2008. The annual base rent related to these nursing centers will be increased to reflect the amount of capital improvements made to the facilities. The Company is currently reviewing its portfolio of nursing centers to select the centers for renovation.
Preferred Stock Restructuring
The Convertible Series B Preferred Stock held by Omega will be exchanged for a new Series C Preferred Stock that is not convertible. The new Series C Preferred Stock has a stated value of approximately $4.9 million and an annual dividend rate of 7% of its stated value (similar to the terms of the Series B Preferred Stock). The Series C Preferred Stock will pay dividends in cash quarterly. The Series C Preferred Stock is redeemable at stated value at Omega’s option after September 30, 2010, and is redeemable at stated value at Advocat’s option, subject to certain limitations. On October 20, 2006, Advocat declared and paid the quarterly dividend on the Series B Preferred Stock for the quarter ended September 30, 2006.
The Series B Preferred Stock was convertible, under certain circumstances, into approximately 800,000 common shares of Advocat (or approximately 14% of the common shares outstanding prior to conversion). Advocat and Omega agreed to value this conversion feature at a discount of approximately 22.3% to the underlying market value (approximately $15 million) of the common stock. As consideration for eliminating this conversion feature, the Company will increase its rental payments to Omega by approximately $687,000 per year, beginning January 2007.
Avondale Partners LLC advised Advocat in relation to the Preferred Stock Restructuring.

Master Lease Amendment
Advocat and Omega also agreed to amend and renew the master lease covering 29 nursing centers. The initial term of the lease was set to expire in September 2010, with a ten year renewal option. The amended master lease commences on October 1, 2006, and extends to September 30, 2018. The amendment also provides for a renewal option of an additional twelve years. Consistent with prior terms, the lease provides for annual increases in lease payments equal to the lesser of two times the increase in the consumer price index or 3.0%. Under generally accepted accounting principles, the Company is required to record these scheduled rent increases on a straight line basis over the 12 year term of the renewal period. As a result of recording these increases, the Company’s annual rent expense will increase by approximately $2.7 million, although this increase has no effect on cash rent payments other than the payments associated with the restructuring of the preferred stock described above.
CEO Remarks
“We are pleased to reach these agreements with Omega,” commented William R. Council, CEO of Advocat. “The elimination of the conversion feature removes a significant dilution to our current shareholders, and provides a greater degree of stability in our capital structure. We are pleased that Omega agreed to discount the value of the underlying shares, capturing that value for Advocat’s current shareholders.
“The early renewal of the lease provides more stability and long term certainty for our nursing center operations, particularly in light of the contemplated facility renovations. We are pleased that Omega is showing its continued support for this important strategic initiative by agreeing to provide up to $5 million in financing for these facility renovations. The renovation funding is in addition to the previous $5 million funding for renovations which we are completing in 2006. We appreciate the support we receive from Omega.
“The deal is accretive on a pro forma basis for 2005, and flat on a pro forma basis for the six months ended June 30, 2006. We have illustrated the effects of these transactions in pro forma financial statements included below, and will hold a conference call Wednesday, October 25, at 7:30 A.M. Central, 8:30 A.M. Eastern, to discuss this transaction.”
CONFERENCE CALL INFORMATION
The conference call information is as follows:

Date:	Wednesday, October 25, 2006
Time:	7:30 A.M. Central, 8:30 A.M. Eastern

Webcast Links:	http://phx.corporate-ir.net/playerlink.zhtml?c=77083&s=wm&e=1406596
www.irinfo.com/avc
www.streetevents.com

Dial in numbers:	(866) 383-8008 (domestic) or (617) 597-5341(international)
Passcode:	74178378
A replay of the conference call will be accessible two hours after its completion through November 1, 2006 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 60673267.

About Advocat
Advocat provides long-term care services to nursing home patients in eight states, primarily in the southeast. The Company has 43 centers containing 4,505 licensed nursing beds. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
Forward-Looking Statements
Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
-Financial Tables to Follow-

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to a material transaction described herein and are based upon the assumptions and adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements included herein. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the material transaction occurred on the dates indicated, nor are they necessarily indicative of the future financial position or results of operations of Advocat. The unaudited pro forma condensed consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the transactions described in this press release. Due to these varying assumptions, actual results may differ from the pro forma adjustments presented herein.
These unaudited pro forma condensed consolidated financial statements are based upon, and should be read in conjunction with the historical consolidated financial statements of Advocat and related notes contained in the reports and other information Advocat has filed with the United States Securities and Exchange Commission.

ADVOCAT INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2006
(In thousands, unaudited)

		Pro Forma		Pro Forma As
	Historical	Adjustments		Adjusted
ASSETS:
Current Assets	$34,734			$34,734
Noncurrent assets, net	50,952			50,952

TOTAL ASSETS	$85,686			$85,686

LIABILITIES AND SHAREHOLDERS’ DEFICIT:
Current Liabilities	$30,343			$30,343
Noncurrent Liabilities	52,144			52,144
Series B Redeemable Convertible Preferred Stock	4,918	$(4,918	)(1)	—
Series C Preferred Stock, at stated value		4,918	(2)	4,918
Premium on preferred stock		6,701	(2)	6,701
Shareholders’ Deficit	(1,719)	(6,701	)(3)	(8,420)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$85,686	$—		$85,686

Notes to Pro Forma Adjustments:
The following pro forma adjustments present the effects of the restructuring of preferred stock and the amendment to the master lease on the Condensed Consolidated Balance Sheet of Advocat as of June 30, 2006 as if they occurred on June 30, 2006.
(1)	To record the retirement of the Series B Redeemable Convertible Preferred Stock.

(2)	To record the issuance of Series C Preferred Stock at its stated value of $4,918 and to record a preferred stock premium of $6,701, representing the value of the canceled conversion feature associated with the retired Series B Redeemable Convertible Preferred Stock.

(3)	To record a reduction in Paid in Capital for the value of the conversion feature associated with the retired Series B Redeemable Convertible Preferred Stock.

ADVOCAT INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2006
(Unaudited)
(In thousands, except per share data)

		Pro Forma Adjustments
				After Effects
				of
		Conversion		Conversion	Effects of
		Feature		Feature	Lease		Pro Forma
	Historical	Elimination		Elimination	Renewal		As Adjusted
PATIENT REVENUES, NET	$107,082			$107,082			$107,082

EXPENSES:
Operating	81,298			81,298			81,298
Lease	7,653			7,653	1,363	(4)	9,016
Professional liability	(6,000)			(6,000)			(6,000)
General and administrative	7,197			7,197			7,197
Stock-based compensation	5,012			5,012			5,012
Depreciation	1,870			1,870			1,870

	97,030			97,030	1,363		98,393

OPERATING INCOME	10,052			10,052	(1,363)		8,689

OTHER INCOME (EXPENSE):
Other income	795			795			795
Interest expense	(1,876)	(98	)(1)	(1,974)			(1,974)

	(1,081)	(98)		(1,179)			(1,179)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,971	(98)		8,873	(1,363)		7,510
PROVISION (BENEFIT) FOR INCOME TAXES	(1,116)	(37	)(2)	(1,153)	(518	)(2)	(1,671)

NET INCOME FROM CONTINUING OPERATIONS	10,087	(61)		10,026	(845)		9,181
PREFERRED STOCK DIVIDENDS	168			168			168

NET INCOME FROM CONTINUING OPERATIONS FOR COMMON STOCK	$9,919	$(61)		$9,858	(845)		$9,013

NET INCOME PER COMMON SHARE:
Per common share — basic	$1.73	$(0.01)		$1.72	$(0.15)		$1.57

Per common share — diluted	$1.53	$0.14		$1.67	$(0.14)		$1.53

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,743			5,743			5,743

Diluted	6,544	(635	)(3)	5,909			5,909

Notes to Pro Forma Adjustments:
The following pro forma adjustments present the effects of the restructuring of preferred stock and the amendment to the master lease on the Consolidated Statement of Operations of Advocat for the six months ended June 30, 2006 as if these transactions occurred on January 1, 2006.
(1)	To record imputed interest expense associated with the required payments to be made for the cancellation of the conversion feature in the restructuring of preferred stock.

(2)	Income tax effects of the transaction are reflected at the statutory rate for Federal and state income taxes, 38%. The Company’s effective tax rate differs materially from the statutory rate mainly due to changes in the valuation allowance for net deferred tax assets.

(3)	To record a reduction in the number of diluted shares outstanding for the effects of the cancellation of the conversion feature associated with the preferred stock. Omega, as a Real Estate Investment Trust, is limited in the amount of ownership in Advocat it can hold. The computation of diluted earnings per share has historically reflected the effects of these limitations on the number of common shares issued. The total number of shares that could be issued without these limitations is approximately 0.8 million.

(4)	To record the effects of scheduled rent increases for the amended Master Lease on a straight-line basis.

ADVOCAT INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2005
(Unaudited)
(In thousands, except per share data)

		Pro Forma Adjustments
				After Effects
				of
		Conversion		Conversion	Effects of
		Feature		Feature	Lease		Pro Forma
	Historical	Elimination		Elimination	Renewal		As Adjusted
PATIENT REVENUES, NET	$203,658			$203,658			$203,658

EXPENSES:
Operating	155,512			155,512			155,512
Lease	15,836			15,836	2,726	(4)	18,562
Professional liability	(3,962)			(3,962)			(3,962)
General and administrative	13,311			13,311			13,311
Depreciation	3,493			3,493			3,493

	184,190			184,190	2,726		186,916

OPERATING INCOME	19,468			19,468	(2,726)		16,742

OTHER INCOME (EXPENSE):
Other income	695			695			695
Interest expense	(3,382)	(196	)(1)	(3,578)			(3,578)

	(2,687)	(196)		(2,883)			(2,883)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	16,781	(196)		16,585	(2,726)		13,859
PROVISION (BENEFIT) FOR INCOME TAXES	(13,820)	(74	)(2)	(13,894)	(1,036	)(2)	(14,930)

NET INCOME FROM CONTINUING OPERATIONS	30,601	(122)		30,479	(1,690)		28,789
PREFERRED STOCK DIVIDENDS	318			318			318

NET INCOME FROM CONTINUING OPERATIONS FOR COMMON STOCK	$30,283	$(122)		$30,161	$(1,690)		$28,471

NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
Per common share — basic	$5.29	$(0.02)		$5.27	$(0.30)		$4.97

Per common share — diluted	$4.69	$0.46		$5.15	$(0.29)		$4.86

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,725			5,725			5,725

Diluted	6,498	(636	)(3)	5,862			5,862

Notes to Pro Forma Adjustments:
The following pro forma adjustments present the effects of the restructuring of preferred stock and the amendment to the master lease on the Consolidated Statement of Operations of Advocat for the year ended December 31, 2005 as if these transactions occurred on January 1, 2005.
(1)	To record imputed interest expense associated with the required payments to be made for the cancellation of the conversion feature in the restructuring of preferred stock.

(2)	Income tax effects of the transaction are reflected at the statutory rate for Federal and state income taxes, 38%. The Company’s effective tax rate differs materially from the statutory rate mainly due to changes in the valuation allowance for net deferred tax assets.

(3)	To record a reduction in the number of diluted shares outstanding for the effects of the cancellation of the conversion feature associated with the preferred stock. Omega, as a Real Estate Investment Trust, is limited in the amount of ownership in Advocat it can hold. The computation of diluted earnings per share has historically reflected the effects of these limitations on the number of common shares issued. The total number of shares that could be issued without these limitations is approximately 0.8 million.

(4)	To record the effects of scheduled rent increases for the amended Master Lease on a straight-line basis.
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